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                                                                    EXHIBIT 10.A

[LOGO]
World
Fuel
Services
Corporation

January 31, 2001

Mr. Jerrold Blair
700 South Royal Poinciana Blvd., Suite 800
Miami Springs, Florida 33166

     Re: Employment Agreement Between Jerrold Blair and World Fuel Services Corporation (the "Company") dated March 31, 1996, as amended

Dear Jerry:

As approved by the Compensation Committee of the Board of Directors (the "Committee"), at its meeting of December 8, 2000, this letter is intended to amend the above-referenced employment agreement (the "Agreement"). Unless otherwise defined in this letter, all capitalized terms used herein will have the meanings assigned to them in the Agreement. For good and valuable consideration, we have agreed as follows:

     1.   Position; Base Salary. Your position and title will be "Chairman of
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the Board and Chief Executive Officer," and, effective April 1, 2000, your base salary will be $600,000 per year.

     2.   Renewals; Nonrenewal Payment. The following paragraphs are added to
          ----------------------------
Section 1 of the Agreement:

          1.1 The Employment Term expires March 31, 2005. The Company and Executive may (but shall not be obligated to) mutually agree to extend the Employment Term for subsequent one-year periods. At least twelve (12) months prior to each date on which the Employment Term otherwise would terminate, the Company and the Executive shall notify each other in writing whether they elect to extend the Employment Term for an additional year, and the Employment Term shall not be so extended unless both parties so elect to extend the Employment
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Mr. Jerrold Blair
Page 2
January 31, 2001

Term. If the Company is electing not to extend the Employment Term for Cause, or the Executive is electing not to extend the Employment Term for Good Reason, it or he shall so state in the notice.

          1.2 If the Company elects not to extend the Employment Term pursuant to Section 1.1 hereof other than for Cause, and the Employment Term expires prior to, or more than three (3) years after, the date on which a Change of Control has occurred, then the Company shall: (a) pay to the Executive his Base Salary, unused vacation entitlement and car allowance through the Date of Termination (if not already paid), by cashier's check within five (5) business days after his Date of Termination; (b) pay Executive an amount equal to $1,000,000, such sum to be payable in twenty-six (26) consecutive bi-weekly installments commencing two weeks from the Date of Termination; and (c) continue to provide the benefits described in Sections (II) and (IV) of Exhibit A for a period of one (1) year following the Date of Termination. In addition, the Executive shall be entitled to exercise his Stock Rights, as defined in Section III of Exhibit A, for the period specified in said Section III.

          1.3 The Company may discontinue the payment of any amounts and provision of any benefits required under Section 1.2 above in the event that, during the Continuation Period, either (i) the Executive fails to comply in any material respect with any provision of Section 6 of the Agreement other than an insubstantial and an inadvertent failure not occurring in bad faith and which is remedied by the Executive within five (5) business days after receipt of notice thereof given by the Company, or (ii) if requested by the Company to do so, the Executive fails to provide up to ten hours per calendar month of consulting services (including any travel time) to the Company as reasonably requested by the Company, at such times and places as shall be mutually agreeable to the Company and the Executive so as not to materially interfere with any other obligations or commitments of the Executive and subject to the Company's reimbursement to the Executive of his reasonable expenses incurred in providing such consulting services.

     2    Bonus. Subsections (a) and (b) of Section 2.2 of the Agreement are
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deleted and replaced with the following provisions:

          (a) For the fiscal year ending March 31, 2001, the Company shall pay to the Executive the bonus that would have been payable to the Executive for such fiscal year under Section 2.2 of the Agreement; provided, however, that
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such Bonus shall be adjusted to the extent necessary so that total Salary and
Bonus paid to Executive for the fiscal year ended March 31, 2001 shall not exceed $1,250,000.

               (i) Subject to subsections (c), (d), (e), and (f) below, the Company shall pay Executive an annual bonus (the "Bonus") for the period beginning April 1, 2001 and ending March 31, 2002, and unless otherwise agreed to in writing by the Compensation Committee and the Executive, for each 12 month period beginning each April thereafter (each a "Bonus Period") equal to a percentage of the Executive's Base Salary as of the last day of the Bonus Period for which the
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Mr. Jerrold Blair
Page 3
January 31, 2001

Bonus is being calculated, determined as follows based upon the Growth in EPS for the Bonus Period:

Growth in EPS for Bonus Period               Bonus as Percentage of Base Salary
------------------------------               ----------------------------------

Equal to or Greater Than    But Less Than
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                                   10%                        0

               10%               12.5%                       25%

             12.5%                 15%                       50%

               15%               17.5%                       75%

             17.5%                                          100%

               (ii) For purposes of the foregoing formula, "Growth in EPS" for a Bonus Period shall mean the quotient obtained by dividing (x) the amount, if any, by which (i) the EPS for the Bonus Period exceeds (ii) the EPS for the 12 month period ending on the March 31 immediately preceding the Bonus Period (the "Prior Year's EPS"), by (y) the Prior Year's EPS. For purposes of the foregoing formula, EPS shall mean the Company's basic earnings per share, computed in accordance with FASB Statement 128. However, the Compensation Committee has the right to adjust financial results to eliminate the effect of certain accounting adjustments and other one-time events, so that the bonus payouts reflect ongoing operating results and are not artificially inflated, or deflated, due to unusual, one-time events.

               (iii) After the Bonus Period ending March 31, 2002, the Compensation Committee and the Executive shall review the bonus formula and make such changes, if any, as they mutually agree in writing to be appropriate. If the Compensation Committee and the Executive fail to come to such a mutual agreement by June 30, 2002, then the bonus formula for each subsequent Bonus Period shall be the formula as set forth in Section 2.2(a)(i) hereof, unless the Company notifies the Executive in writing by no later than July 15, 2002, of a different bonus formula that will apply for each subsequent Bonus Period.

          (b) The requirement that the Company achieve the Growth in EPS goals under this Section 2.2 (the "Performance Goal") is intended as a `performance goal" for Executive, as that term is used in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations promulgated thereunder. The Company hereby represents and warrants to Executive that such Performance Goal has been determined and approved by the Compensation Committee, consisting solely of at least two (2) outside directors, as required by Code (S) 162(m)(4)(C)(i) and Treasury Regulations promulgated thereunder.
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Mr. Jerrold Blair
Page 4
January 31, 2001

     3    Good Reason.  The definition of "Good Reason" is amended by adding the
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following immediately after subsection (e) of Section 3.4 of the Agreement:

               "(f) the Executive's termination of employment for any reason by no later than August 15, 2002, in the event that the Company and the Executive fail to mutually agree pursuant to Section 2.2(a)(iii) upon a bonus formula for fiscal years ending after March 31, 2002, and the Executive does not accept a formula selected by the Company that differs from the formula set forth in Section 2.2(a); or

               (g) any failure by the Company to comply with any of the provisions of Section 2 of the Agreement other than an insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within five (5) business days after receipt of notice thereof given by the Executive; or

               (h) the Executive's termination of his employment, for any reason, during the thirty (30) day period that begins six (6) months after the completion of any Change-in-Control.

     4    Options. Prior to the date of this Agreement, the Company granted to
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the Executive non-qualified options (the "Initial Options") to purchase 200,000 shares of common stock (the "Common Stock") of the Company under (and therefore subject to all terms and conditions of) the Company's 1996 World Fuel Services Corporation Employee Stock Option Plan, and any successor plan thereto (the "Stock Option Plan") and all rules and regulations of the Securities and Exchange Commission applicable to stock option plans then in effect. The option price per share for the right under the Initial Option to purchase 100,000 shares of Common Stock (the "FMV Options") shall be $7.40 per share, which exceeds the Fair Market Value of a share of Common Stock on the effective date of the grant, determined in accordance with the Stock Option Plan, and the option price per share for the right to purchase the remaining 100,000 shares of Common Stock (the "125% Options") under the Initial Option shall be $9.25 per share. In addition to the Initial Option, the Executive shall be eligible to receive additional option grants under the Plan in such number and on such terms and conditions as shall be determined by the Board or the Compensation Committee of the Board. The FMV Options shall vest immediately upon granting and the 125% Options shall vest one (1) year after the date of grant; provided, that any
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options granted to Executive hereunder, and any options granted to Executive prior to the date hereof, shall upon the occurrence of a Change of Control (as defined in the Agreement) immediately vest and become exercisable, notwithstanding anything to the contrary contained in Exhibit "A" to the Agreement or in the applicable stock option agreement or stock option plan.
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Mr. Jerrold Blair
Page 5
January 31, 2001

     5    Stock Ownership. Executive acknowledges that the Committee has
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requested that Executive and the Company's President beneficially own a number of shares of the Company's Common Stock (exclusive of shares subject to options) which have an aggregate value of at least three (3) times his base salary (in the case of Executive, $1,800,000 in 2001); provided, the foregoing shall not
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create any contractual other obligation on the part of Executive, and merely reflects a non-binding recommendation of the Committee.

The terms of this amendment shall supersede any contrary terms set forth in the Agreement. Except for the modifications of the Agreement set forth above, all of the terms, provisions and conditions set forth in the Agreement and prior amendments, including without limitation the Covenant Against Unfair Competition set forth in Section 6 of the Agreement, shall remain in full force and effect. If the foregoing correctly sets forth our agreement, please sign this letter on the line provided below whereupon this letter shall constitute a binding agreement between you and the Company.

Sincerely yours,


/s/ John Benbow
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John R. Benbow
Chairman of the Compensation Committee


AGREED AND ACCEPTED:


/s/ Jerrold Blair
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Jerrold Blair